On [Date] (the “Grant Date”), T. Rowe Price Group, Inc. (“Price Group”) granted you [Number of Units] restricted stock units (the “Stock Units”) as a performance-based restricted stock unit award under the T. Rowe Price Group, Inc. 2020 Long-Term Incentive Plan (the “2020 Long-Term Incentive Plan”). The closing price of Price Group common stock (“Common Stock”) on the Grant Date was $[Price] per share. This grant is intended to be a Performance Award as defined in the Long-Term Incentive Plan. On vesting, the Stock Units earned convert to shares of Common Stock, as described in the 2020 Long-Term Incentive Plan. The terms of this Performance Award are governed by this Notice of Grant and the 2020 Long-Term Incentive Plan, which together constitute your Award Agreement. Unless otherwise provided in this Notice of Grant, the terms of the 2020 Long-Term Incentive Plan and any determinations or resolutions of the Board or the Administrator, or its designee, shall govern and control your Award. Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the 2020 Long-Term Incentive Plan and the determinations or resolutions.
Your participation in our stock-based compensation program recognizes that you play a key role in the long-term success of Price Group and affords you the opportunity to participate alongside our other stockholders in that success.

Performance Threshold:

Price Group's operating margin (“OM”) for the three-year period measured from January 1, [Year] through December 31, [Year+2] (the “Performance Period”) is at least 50% of the average operating margin of the Peer Companies for the same period, subject to adjustment as described in the Statement of Additional Terms (the “Industry Average Margin”). Operating margin for Price Group and any Peer Company will be determined by dividing total net operating income by total revenues for the Performance Period, as reported in the consolidated financial statements filed with the Securities and Exchange Commission or, if the financial statements are not available for a Peer Company at the time of determination, as otherwise disclosed in a press release by the Peer Company; in each case as adjusted to exclude the effects of goodwill impairment, the cumulative effect of changes in accounting policies or principles, and gains or losses from discontinued operations, as each is reflected on the face of or in the notes to the relevant financial statements. For this purpose, the Peer Companies are the entities listed below, and the determination of the Industry Average Margin is subject to adjustment as described in the Plan.

•xxxxxxx	•xxxxxxx	•xxxxxxx
•xxxxxxx	•xxxxxxx	•xxxxxxx
•xxxxxxx	•xxxxxxx	•xxxxxxx

Determination of Performance Awards Earned:
The Executive Compensation and Management Development Committee of Price Group’s Board of Directors will determine, within 60 days after the close of the Performance Period, the extent to which the Performance Threshold has been achieved. Stock Units eligible to be earned according to the vesting schedule below will be determined as follows:

Price Group’s OM for the Performance Period as a percentage of the Industry Average Margin	Percentage of Stock Units Granted that are Earned
≥100%	100%
≥90%, but <100%	90%
≥80%, but <90%	80%
≥70%, but <80%	70%
≥60%, but <70%	60%
≥50%, but <60%	50%
<50%	0%

Vesting Schedule:
Except as otherwise provided in the 2020 Long-Term Incentive Plan, so long as your Service with Price Group and/or its affiliates is continuous from the Grant Date through any Vesting Date below, you will vest in the corresponding percentage of the Stock Units earned (as determined in the table above) and they will be converted to shares of Common Stock.

Vesting Date	Percentage of Earned RSUs that Vest
[Date]	50%
[Date]	50%

Dividend Equivalents:
You shall not have any rights as a stockholder until your Stock Units vest and you are issued shares of Price Group common stock in cancellation of the vested Stock Units. If Price Group declares a dividend, you will receive a Dividend Equivalent payment in cash equal to the actual dividend per share of Price Group common stock that is declared multiplied by the number of unvested Stock Units, if any, that are earned as of the end of the Performance Period. During the Performance Period you shall not be entitled to any dividend or Divided Equivalent payments related to your Award.
The 2020 Long-Term Incentive Plan describes additional circumstances under which you may earn the Stock Units.
Notice of Resignation, Protection of Confidential Information and Trade Secrets, and Restrictive Covenants:
The granting of this Award is conditioned on your agreeing to, and complying with, the restrictions set forth below, and in order to earn and become entitled to receive shares of Price Group common stock pursuant to the terms of the 2020 Long-Term Incentive Plan, you must comply with the restrictions set forth below without regard to whether or not any Award granted under this Notice of Grant has been forfeited, paid, delivered, or repaid, at any time, including at the time of the termination of your Service with Price Group. By accepting this Notice of Grant, you thereby acknowledge and agree as follows:
Notice of Resignation
Except for your Termination of Service as a result of your death or Permanent and Total Disability, you agree that you shall provide Price Group with written notice of your intent to terminate your Service at least one hundred and eighty (180) days prior to the actual date of your Termination of Service (the

180-day period being referred to as the “Notice Period”). During the Notice Period, you will cooperate with Price Group and provide any requested information to assist with transitioning your duties, accomplishing Price Group business, and/or preserving its client relationships. Notwithstanding the foregoing, Price Group, in its sole discretion, may for all or a portion of the Notice Period, place you on a partial or complete leave of absence and relieve you of some or all of your duties and responsibilities. At all times during the Notice Period, regardless of whether you are on a leave of absence, you shall continue to be an employee of Price Group and shall continue to comply with all applicable Price Group policies and procedures. During your Notice Period you shall continue to receive your regular base salary and benefits; however, unless otherwise determined by Price Group in its sole and absolute discretion, you will cease being eligible for any discretionary bonus award and/or an award under the 2020 Long-term Incentive Plan. Your right to your regular base salary and benefits shall end on the date of your Termination of Service or as otherwise provided under the terms of the applicable benefit plan, policy or program.
Confidential Information
You acknowledge that throughout your Service with Price Group, you have had access to Confidential Information, proprietary business information and trade secrets, including but not limited to client, account, and fund information, information technology, business plans, strategic plans, marketing strategies, financial, tax and performance information, and other information about the present and proposed business of Price Group and its clients (all such information constituting “Price Group Confidential Information”), and you acknowledge, affirm and agree that you (A) will maintain the confidentiality of Price Group Confidential Information that you acquire during your Service with Price Group; (B) will not (i) disclose any Price Group Confidential Information to any person or entity outside of Price Group at any time, whether now or in the future, or (ii) use any Price Group Confidential Information for the benefit of anyone or any entity other than Price Group; and (C) will continue to be bound by and comply with any other preexisting agreement relating to Price Group Confidential Information and your obligation to maintain the confidentiality of Price Group Confidential Information. Notwithstanding the foregoing, nothing in this Notice of Grant limits your ability to communicate with any federal, state, or local governmental regulatory or law enforcement agency (“Government Agency”) or self-regulatory organization or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any Government Agency or self-regulatory organization, including providing Price Group Confidential Information, without notice to or approval from Price Group. You can provide Price Group Confidential Information to Government Agencies or self-regulatory organizations without risk of being held liable by Price Group. This Notice of Grant also does not limit your right to receive an award for information provided to any Government Agency or self-regulatory organization.
Restrictive Covenants
Non-Solicitation of Employees and Contractors. You agree that during your Service and continuing for a period of one year following your Termination of Service, you shall not, whether personally or through others, either on your own behalf or on behalf of any third party, directly or indirectly (A) solicit, encourage, or induce any officer, director, employee, agent, partner, consultant or independent contractor of Price Group to terminate, modify or reduce his or her relationship with Price Group, (B) hire, employ, supervise, manage or engage any such individual, except in connection with and for the benefit of Price Group, or (C) otherwise attempt to disrupt or interfere with Price Group’s relationship with any such individual.
Non-Solicitation of Clients. You agree that during your Service and continuing for a period of one year following your Termination of Service, you shall not whether personally or through others, directly or indirectly solicit, encourage, or induce any customers or clients of Price Group who were current or prospective customers or clients during your period of Service, to terminate or reduce his, her or its relationship with Price Group or not to proceed with, or enter into, any business relationship with Price Group, or otherwise interfere with any such business relationship with Price Group, including by encouraging or suggesting any investment management client of Price Group (A) to withdraw any funds for which Price Group provides investment management or advisory services, or (B) not to engage Price Group to provide investment management or advisory services for any funds.
Enforcement:
Remedies for (I) Failure to Provide Notice of Resignation or Protect Confidential Information and Trade Secrets, or (II) Violation a Restrictive Covenant. If you fail to provide the required notice of resignation or otherwise breach any of the agreements or covenants set forth in this Notice of Grant you agree that in addition to any other provisions that are enforceable against you or remedies available to Price Group under the terms of the 2020 Long-Term Incentive Plan Price Group shall be entitled to the following remedies:
(i)    All unvested Stock Units then held by you will be immediately forfeited for no consideration;
(ii)    Without in any way limiting the remedies available to the Price Group, you acknowledge that a violation or breach of any of the agreements or covenants contained in this Notice of Grant will result in immediate, material, and irreparable injury to Price Group, for which injury there is no adequate remedy at law, and that, in the event of such a breach or threat thereof, Price Group shall, in addition to any other legal or equitable relief available to it, be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction from a court to prevent and restrain any such breach, without Price Group’s being  required to post bond or prove actual damages;
(iii)    In addition to the remedies set forth above and notwithstanding any other provision of the Award Agreement to the contrary, Price Group shall have the right to file a civil action against you in a court to enforce the notice of resignation requirement, the confidential information provision, and the restrictive covenants and recover damages; and
(iv)    You shall be required to pay the attorney’s fees and costs that the Company incurs in any action to enforce the terms set forth in this Notice of Grant, or the Award Agreement generally.
Recoupment:
As provided in Section 16(h) of the 2020 Long-Term Incentive Plan this Award is subject to any compensation recoupment policy adopted by the Board or the Administrator prior to or after the effective date of the 2020 Long-Term Incentive Plan, and as such policy may be amended from time to time after its adoption.
Signature:
Your acceptance of this Notice of Grant, such acceptance to be in whatever form as may be required by or acceptable to Price Group, including, but not limited to by your signature, whether in wet or electronic form, includes (i) your acceptance of and agreement to be bound by the 2020 Long-Term Incentive Plan, and (ii) your acceptance of and agreement to comply with the provisions of this Notice of Grant governing the Notice Requirements, your obligation to maintain the confidentiality of all Price Group Confidential Information, and the Restrictive Covenants without regard to whether or not any Award granted under this Notice of Grant has been forfeited, paid, delivered, or repaid, at any time, including at the time of the termination of your Service with Price Group. Your failure to affirmatively accept this grant will result in the cancelation of the Award documented in this Notice of Grant.

This restricted stock unit grant does not constitute an employment contract. It does not guarantee employment for the length of the vesting period or for any portion thereof.